NEWS RELEASE / March 18, 2005

                      FARM - NASDAQ NATIONAL MARKET SYSTEM



                  Farmer Bros. Adopts Stockholder Rights Plan

TORRANCE, CALIF. - March 18, 2005 - Farmer Bros. Co. (Nasdaq: FARM) said its Board of Directors on Thursday adopted a stockholder rights plan that is designed to enable all stockholders to realize the full long-term value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the Company.

The rights plan is intended to provide the Board with the continued ability to negotiate with persons making proposals to purchase a substantial number of shares of the Company and without the threat of coerced or preemptory takeover tactics not invited by the Board. It was not adopted in response to any specific effort to acquire control of the Company and is similar to plans adopted by other publicly-traded companies.

The plan authorizes the Board to distribute a dividend of one right per beneficially owned share to stockholders of record on March 28, 2005, other than an acquiring person or group, to purchase one one-hundredth of a share of the Company's newly created series of preferred stock for a purchase price of $112.50, distributable as a non-taxable dividend. In addition, if a person or group acquires more than the triggering percentage of the Company's common stock, or if the Company were involved in a merger or other similar transaction other than under terms approved by the Company's Board, each right would entitle the holder (other than the acquiring person or group) to purchase shares of the Company's common stock, or shares of common stock of the acquirer, having a value at that time equal to two times the purchase price of a right.

Generally, the rights become exercisable if a person or group acquires beneficial ownership of 15 percent or more of the Company's common stock or announces a tender or exchange offer for 15 percent or more of the Company's common stock. The plan makes certain exceptions with respect to this threshold of 15 percent. With respect to the Farmer family, which beneficially owns approximately 39.8 percent of the Company's outstanding common stock, the rights will become exercisable if such beneficial ownership collectively equals or exceeds 45 percent of the Company's outstanding common stock. The rights will also not become exercisable as a result of actions by the Employee Stock Ownership Plan (ESOP), which controls approximately 18.6 percent of the stock outstanding.

The Company's Board may redeem the rights for $0.01 per right at any time until 10 days after the time when a person acquires more than the triggering percentages. Unless the rights are redeemed, exchanged or terminated earlier, they will expire on the tenth anniversary of the record date.

Additional details regarding the rights plan are contained in a Form 8-K being filed by the Company today with the Securities and Exchange Commission and in a summary to be mailed to all stockholders following the record date.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Brothers has paid a dividend for 51 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown on a split-adjusted basis from $1.80 a share in 1980.



Safe Harbor for Forward-Looking Statements
------------------------------------------

Certain statements contained in this news release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like "may," "will," "intends," and other words of similar meaning, and include, without limitation, (i) statements concerning the actions by the Company's Board of Directors if a potential transaction involving 15 percent or more of the Company's common stock is proposed by a third party, (ii) statements regarding the alternatives under the rights agreement that will be available to the Company's shareholders in such event, and (iii) statements regarding any possible or proposed takeover of the Company. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, actions by stockholders or persons or groups that may indicate a desire to acquire all or part of the Company, and special or unusual events, as well as other risks described in this report and other factors described from time to time in the Company's filings with the Securities and Exchange Commission.


CONTACT:
Jim Lucas / Whitney Hays
The Abernathy MacGregor Group
Tel: 213-630-6550